Exhibit 10.15

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Amended and Restated Service Agreement

September 20, 2012

Fleetmatics Irl Limited

and

John Goggin

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This Agreement is made the     day of September 2012

Between

(1)	Fleetmatics Irl Limited, a company incorporated under the laws of Ireland under registration number 392887 having its registered office at Penthouse Suite, Block C, Cookstown Court, Belgard Road, Tallaght, Dublin 24 (the “Company”); and

(2)	John Goggin of Jenal, Newtown Grove, Eadestown, Naas, Co Kildare (the “Appointee”)

together, the “Parties” and each, a “Party”.

Recital:

A service agreement was entered into between the Parties on 1 December 2004 (the “Service Agreement”). This Agreement constitutes the entire amended and restated Service Agreement and supersedes in its entirety all prior undertakings and agreements between the Parties with respect to the subject matter hereof.

Now it is hereby agreed as follows:

1	Definitions and Interpretation

1.1	In this Agreement:

“Associated Company”	means any company which is for the time being either a subsidiary company or a holding company (as defined by section 155 of the Companies Act, 1963, as amended) of the Company or another subsidiary of any such holding company or a company having an equity share capital (as defined by section 155(5) of the Companies Act, 1963, as amended) of which not less than 25 per cent is controlled directly or indirectly by the Company or its holding company or a company being controlled by any person or persons who control the Company (or a subsidiary of any such company) and the provisions of section 432 of the Taxes Consolidation Act 1997 will apply in the determination of “control” for all purposes;

“Board”	means the Company’s board of directors for the time being and includes any committee of the Company’s board of directors duly appointed by it from time to time;

“Businesses”

means all and any trades or other commercial activities:

(a)    which the Company or any Associated Company will carry on with a view to profit and with which the Appointee will have been concerned or involved to any material extent at any time during his employment under this Agreement; or

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(b)    which the Company or any Associated Company will at the Termination Date have determined to carry on with a view to profit in the immediate or foreseeable future and in relation to which the Appointee will at the Termination Date possess any Confidential Business Information;

“Cause”

means:

(a)    the Appointee’s proven gross misconduct that results in proven material injury to the Company; or

(b)    the Appointee’s proven unauthorised use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Appointee owes an obligation of nondisclosure as a result of the Appointee’s relationship with the Company; or

(c)    the Appointee’s proven wilful breach of any material obligations under any material written agreement or covenant with the Company; or

(d)    the Appointee’s continued failure to substantially perform his material employment duties after the Appointee has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that the Appointee has not substantially performed his material duties and has failed to cure such non-performance to the Company’s satisfaction within fifteen (15) business days after receiving such notice; or

(e)    if the Appointee is guilty of any serious default or gross or scandalous misconduct in connection with or affecting the business of the Company or any Associated Company to which he is required by the Agreement to render services; or

(f)     if the Appointee becomes bankrupt or enters into any arrangement with his creditors; or

(g)    if the Appointee is convicted of any

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arrestable criminal offence for which a custodial sentence may be imposed (other than an offence under road traffic legislation in Ireland or elsewhere for which a fine or noncustodial penalty is imposed); or

(h)    if the Appointee is disqualified from holding office in another company in which he is concerned or interested because of wrongful trading under the Companies Act, 1990; or

(i)     if the Appointee is convicted of an offence under Part V of the Companies Act, 1990 or under any other present or future statutory enactment or regulations relating to insider dealings;

“Change of Control”

means:

(a)    any person, who is not a direct or indirect shareholder of the Company as of the Commencement Date or an affiliate thereof, becoming the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(b)    a change in the composition of the Board occurring within a two-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the Commencement Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the remaining Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(c)    the date of the consummation of a merger, scheme of arrangement or consolidation of the Company or the Company’s ultimate holding company with any other corporation that has been approved by the stockholders of the Company, other than a merger, scheme

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of arrangement or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(d)    the date of the consummation of the sale, transfer or disposition by the Company of all or substantially all of the Company’s assets;

Notwithstanding the foregoing, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the domicile of the Company’s incorporation; or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction;

“Commencement Date”	means the date of this Agreement and the Appointees period of continuous employment commenced on December 1st, 2004;

“Confidential Business Information”

means all and any Corporate Information, Marketing Information, Technical Information and other information (whether or not reduced to writing and whether or not recorded in documentary form or on computer disk or tape or any other medium) in the possession of the Company or any Associated Company whether owned by the Company or any Associated Company or by any third party (including, without limitation, the suppliers, Customers, consultants, licensees or service providers of the Company or any Associated Company) and to which the Company or any Associated Company attaches an equivalent level of confidentiality or in respect of which it owes an obligation of confidentiality to any third party:

(a)    which the Appointee will acquire at any time during his employment under this Agreement but which does not form part of the Appointee’s own stock-in-trade provided that the Appointee’s own stock-in-trade will not include any matters which, under the terms hereof, the Appointee recognises are the property of the Company and/or of any of its Associated Companies;

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(b)    which is not known or readily ascertainable to persons not connected with the Company or any Associated Company either at all or without a significant expenditure of labour, skill or money; and

(c)    which provide the Company or any Associated Company with a competitive advantage and that could not easily be determined or learned by a third party;

“Corporate Information”	means all and any information (whether or not reduced to writing and whether or not recorded in documentary form or on computer disk or tape or any other medium) relating to the business affairs of the Company or any Associated Company including, without limitation, business methods, corporate plans, management systems, finances, administration of Customer accounts, personnel, protocols, quality assurance, maturing new business opportunities or research and development projects;

“Customer”	means any person, firm or company to whom the Company or any Associated Company will at the Termination Date be actively seeking to sell or supply any Restricted Product or provide any Restricted Service or to whom the Company or any Associated Company will at any time during the period of two (2) years before the Termination Date have supplied any Restricted Product or provided any Restricted Service as well as any person, firm or company with whom the Company or any Associated Company has established or is actively seeking to establish a strategic alliance;

“Good Reason”

means without the Appointee’s express written consent, any of the following “Good Reason Conditions”:

(e)    the Company commits a material breach of the Agreement which is not remedied by the Company within fifteen (15) days of receiving written notice from the Appointee that specifically sets forth the factual basis of the Appointee’s belief that a material breach has occurred;

(f)     a diminution of the Appointee’s salary of more than 10% (provided that for purposes of clause 15.2 of the Agreement only, a diminution of the Appointee’s

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salary of less than 10% other than in connection with an across-the-board salary reduction affecting all senior executives of the Company will give rise to a Good Reason Condition);

(g)    a material change in the geographic location at which the Appointee provides services to the Company (provided that for this purpose, in no event will a relocation of such provision of services to a new location less than fifty (50) miles from the current location of the provision of services give rise to a Good Reason Condition);

(h)    a material diminution in the Appointee’s responsibilities, authority or duties; or

(i)     a successor to the Company fails to assume the Agreement in writing upon becoming a successor or assignee of the Company.

With respect to each of the Good Reason Conditions described above, the Appointee may not establish “Good Reason” unless he has provided written notice of the existence of such condition to the Company within 30 days of the event constituting such Good Reason, the Company fails to reasonably cure such condition within the 15 day period immediately following receipt of such notice and the Appointee terminates his employment within sixty (60) days after providing written notice of the existence of a Good Reason Condition or end of the cure period, whichever is later;

“Incapacity”	means any illness (including mental disorder), injury or other like cause incapacitating the Appointee from attending to his duties;

“Inventions”	means all ideas, inventions, discoveries, improvements, designs, formulae, processes, production methods and technological innovations;

“Marketing Information”	means all and any information (whether or not reduced to writing and whether or not recorded in documentary form or on computer disk or tape or any other medium) relating to the marketing or sales of any past, present or future product or service of the Company or any Associated Company including (without limitation) sales targets and statistics, market share and pricing

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statistics, marketing surveys and plans, market research reports, sales techniques, price lists, discount structures, advertising and promotional material, the names, addresses, telephone numbers, contact names and identities of Customers of and suppliers and potential suppliers to the Company or any Associated Company, the characteristics and preferences of any Customer or any such supplier including, without limitation, the nature of their business operations, their requirements for any product or service sold to or purchased by the Company or any Associated Company and all confidential aspects of their business relationship with the Company or any Associated Company;

“Restricted Area”	means any country in the world where, on the Termination Date, the Company or any Associated Company develops, sells or supplies its products or services;

“Restricted Products”	means any products of the same or similar kind to those which will be developed, supplied, marketed or sold by the Company or any Associated Company during the twelve (12) months immediately preceding the Termination Date;

“Restricted Services”	means all and any services of the same or similar kind to those which will be provided by the Company or any Associated Company during the twelve (12) months immediately preceding the Termination Date;

“Technical Information”	means all and any trade secrets, secret formulae, processes, inventions, designs, know-how, discoveries, technical specifications and other technical information (whether or not reduced to writing and whether or not recorded in documentary form or on computer disk or tape or any other medium) relating to the creation, production or supply of any past, present or future product or service of the Company or any Associated Company; and

“Termination Date”	means the date on which this Agreement is terminated irrespective of the cause or manner.

1.2	Words importing one gender will include all other genders and words importing the singular will include the plural and vice versa.

1.3	Any reference to a statutory provision will be deemed to include a reference to any statutory modification or re-enactment thereof.

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1.4	The headings in this Agreement are for convenience only and will not affect its construction or interpretation.

2	Employment

The Company will employ the Appointee from and including the Commencement Date and the Appointee will serve the Company as Senior Vice President Global Sales, Fleetmatics Group upon and subject to the terms and conditions set out in this Agreement.

3	Term

The employment will continue until terminated by the Company giving to the Appointee his statutory minimum notice entitlement or terminated by the Appointee giving to the Company 6 months’ notice in writing. This clause is without prejudice to the terms of clause 15 below.

4	Duties

4.1	The Appointee will at all times during the continuance of this Agreement:

(a)	devote the whole of his time, attention and ability to the duties of his appointment;

(b)	faithfully, efficiently, competently and diligently perform such duties and exercise such powers consistent with them as are from time to time assigned to or vested in him by the Board in his capacity as director or in connection with the business of the Company;

(c)	obey all lawful and reasonable directions of the Board;

(d)	use his best endeavours to promote and extend the business of the Company and its Associated Companies and to protect and further the reputation and the interests of the Company and its Associated Companies;

(e)	keep the Board promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Company and its Associated Companies and provide such explanations as the Board may require;

(f)	not at any time make any untrue or misleading statement relating to the Company or any Associated Company.

4.2	The Appointee will (without further remuneration) if and for so long as the Company requires during the continuance of this Agreement:

(a)	carry out duties on behalf of any Associated Company;

(b)	act as an officer of any Associated Company or hold any other appointment or office as nominee or representative of the Company or any Associated Company;

(c)	carry out such duties and the duties attendant on any such appointment as if they were duties to be performed by him on behalf of the Company.

4.3	Notwithstanding the foregoing or any other provision of this Agreement, the Company will not be under any obligation to vest in or assign to the Appointee any powers or duties and may at any time and for any period either require the Appointee to perform:

(a)	a part only of his normal duties and no other;

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(b)	such duties as it may reasonably require and no others;

(c)	no duties whatsoever;

or suspend or exclude the Appointee from the performance of his duties, provided that throughout any such period the Appointee’s remuneration and contractual benefits will not cease to be payable by reason thereof.

5	Place of Work

5.1	The Appointee will carry out his duties at such place of business of the Company or of any Associated Company as the Company may from time to time require.

5.2	The Appointee will visit and travel to such places, whether in or outside Ireland, by such means and on such occasions as the Company may from time to time require for the purpose only of performing his duties hereunder.

6	Remuneration

6.1	The Company will pay to the Appointee during the continuance of his appointment hereunder a salary at the rate of €185,000 per annum (or at such higher rate as may from time to time be agreed pursuant to sub-clause 6.2). Such salary will include any sums receivable as director’s fees or other remuneration from any Associated Company or from any other company or unincorporated body in which he holds office as nominee or representative of the Company or any Associated Company. The said salary, which will be deemed to accrue from day to day, will be payable by bank credit transfer in equal monthly instalments in arrears on or before the last working day of each calendar month.

6.2	The salary payable in accordance with sub-clause 6.1 will be reviewed by the Board on the anniversary of the Commencement Date in each year and the salary may be increased by the Board with effect from such date by such amount (if any) as it thinks fit.

6.3	The Appointee may participate in an annual bonus of up to €241,017 based on the Company achieving the sales targets set out in the business plan as approved by the Board from time to time.

6.4	The Company will make a contribution to the Appointee’s pension plan in an amount equivalent to 20.48% of annual salary.

7	Expenses

The Company will reimburse to the Appointee all reasonable travelling, subsistence, entertainment and other out-of-pocket expenses wholly, exclusively and necessarily incurred by him in or about the proper performance of his duties under this Agreement provided that the Appointee complies with such guidelines or regulations issued by the Company from time to time in this respect and provides reasonable evidence of the expenditure in respect of which he claims reimbursement.

8	Holidays

8.1	Subject to sub-clause 8.2, in addition to public holidays the Appointee is entitled to 20 working days paid holiday in each calendar year to be taken at such time or times as may be approved by the Board. The Appointee will not without the prior consent of the Board carry forward more than seven (7) days of any unused holiday entitlement to a subsequent year.

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8.2	For the year during which his appointment commences or terminates, the Appointee is entitled to 1 2/3 working days holiday for each complete calendar month of his employment by the Company during that year.

8.3	On termination of his appointment for whatever reason, the Appointee will either be entitled to pay in lieu of holiday entitlement accrued under sub-clause 8.2 or be required to repay to the Company any salary received for holiday taken in excess of such entitlement.

9	Incapacity

9.1	If the Appointee will be prevented by Incapacity from properly performing his duties hereunder he will report this fact forthwith to the Chief Operating Officer and if the Appointee is so prevented for seven or more consecutive days he will provide a medical practitioner’s statement on the eighth day and weekly thereafter so that the whole period of the Incapacity is certified by such statements. Immediately following his return to work after a period of absence due to Incapacity the Appointee will complete a Self-Certification Form available from the Chief Operating Officer detailing the reason for his absence.

9.2	If the Appointee will be absent from his duties hereunder due to Incapacity duly certified in accordance with sub-clause 9.1, he will be paid his full remuneration hereunder (which will include salary whether in lieu of notice or otherwise) for up to sixty (60) working days’ absence in any period of twelve (12) consecutive months and thereafter such remuneration, if any, as the Board will determine from time to time provided that such remuneration will be inclusive of any social welfare sickness benefit to which the Appointee is entitled under the provisions of the Social Welfare Acts and any such sickness or other benefits recoverable by the Appointee (whether or not recovered) may be deducted therefrom.

9.3	If the Incapacity will be or appear to be occasioned by actionable negligence of a third party in respect of which damages are or may be recoverable the Appointee will immediately notify the Board of the fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and will give to the Board all particulars the Board may reasonably require and will (if so required by the Board) refund to the Company such part of any damages recovered relating to loss of earnings for the period of the Incapacity as the Board may reasonably determine, provided that:

(a)	the amount to be refunded will not exceed either the amount of the damages or compensation recovered by the Appointee less any costs borne by him in connection with such recovery or the total remuneration paid to the Appointee by way of salary in respect of the period of the Incapacity;

(b)	in the event of partial recovery by the Appointee under any such claim, compensation, settlement or judgment, recovery in respect of loss of remuneration will be deemed to be made after recovery in respect of any other head of claim.

9.4	At any time during the continuance of this Agreement, the Appointee will at the request and expense of the Company permit himself to be examined by a registered medical practitioner to be selected by the Company and will authorise such medical practitioner to disclose to and discuss with the Company’s medical adviser the results of such examination and any matters which arise from it in order that the Company’s medical adviser may notify the Company of any matters which, in the medical adviser’s opinion, might hinder or prevent the Appointee (if during a period of Incapacity) from returning to work for any period or (in other circumstances) from properly performing any duties of his appointment at any time.

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10	Confidential Business Information

10.1	The Appointee hereby acknowledges that:

(a)	the protections provided by this Agreement are necessary to safeguard the Confidential Business Information and other business interests of the Company and each of the Associated Companies and that the Company is willing to employ the Appointee only if he agrees to accept and abide by the undertakings and obligations set forth herein;

(b)	during the course of his employment with the Company or any of its Associated Companies he will have access to the Confidential Business Information, the Company and each of the Associated Companies has created and gathered such information at great cost and over time and that such information is not generally known and cannot easily be obtained from publicly available sources.

Accordingly, the Appointee agrees to use his best efforts, both during and after his employment by the Company or any of its Associated Companies, to hold all of the Confidential Business Information in a fiduciary capacity for the benefit of the Company and each Associated Company and to safeguard such Confidential Business Information and that he will not, directly or indirectly, use, disclose or communicate any of such information except as may be necessary in the good faith performance of his duties to the Company or any of its Associated Companies.

10.2	The rights set forth in this Agreement are in addition to any rights the Company or any Associated Company may have under common law or applicable statutes relating to the protection of trade secrets and other confidential information.

11	Records

The Appointee hereby acknowledges and agrees that any records, files, memoranda, computer programs, reports, price lists, fee schedules, Customer or service provider lists, marketing plans, programs or forecasts and other written or printed documents or tangible items of any nature or materials or other data stored on computer disks or any other medium (“Documents”) received, created or used by him during the course of his employment with the Company or any of its Associated Companies are and will remain the sole and exclusive property of the Company and the Associated Companies and he will not without the prior authority of the Company remove from the premises of the Company or copy the contents thereof or allow others to remove or copy the contents thereof and he agrees to return all Documents (including all copies) to the Company forthwith upon request and, in any event, promptly upon the termination of his employment howsoever arising. The Appointee agrees that, during or after his employment, he will not, under any circumstances, without the specific prior authorisation in writing of an officer of the Company, disclose or communicate in any manner any of the Documents or any information contained in any of the Documents to any third party or use or permit or authorise the use or publication of any of the Documents for any purpose other than the advancement of the interests of the Company and the Associated Companies.

12	Restrictions during Employment

12.1	The Appointee covenants that during the continuance of this Agreement he will not:

(a)

engage, whether as director, officer, employee, consultant, partner, principal, agent or otherwise, or be concerned or interested, whether directly or indirectly, in any other business of a similar nature to or competitive with any business carried on by the Company or any Associated Company or which is a supplier or customer of the

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Company or any Associated Company in relation to its goods or services, provided that nothing in this clause 12 will preclude the Appointee from holding or being otherwise interested in any shares or other securities of any company which are for the time being quoted on any stock exchange so long as the interest of the Appointee in such shares or other securities does not extend to more than three (3) per cent of the total amount of such shares or securities;

(b)	directly or indirectly receive or obtain in respect of any goods or services sold or purchased or other business transacted (whether or not by him) by or on behalf of the Company or any Associated Company any discount, rebate, commission or other inducement (whether in cash or in kind) and if he or any firm or company in which he is interested, whether as director, officer, employee, consultant, partner, principal or agent, (if a company) as the holder (directly or indirectly) of any shares, debentures or other securities extending to more than three (3) per cent of the total amount of such shares, debentures or securities, will obtain any such discount, rebate, commission or inducement, he will immediately account to the Company for the amount received by him (or a due proportion of the amount received by such firm or company having regard to the extent of his interest therein); and

(c)	at any time during the continuance of this Agreement speak in public, take part in any radio or television programme or write any letter or article for publication on any matter connected with or relating to the business of the Company or any Associated Company without first obtaining the approval of the Board.

12.2	Subject to the express terms of this Agreement, while an employee of the Company, the Appointee will devote his full-time efforts to the Company’s business and will not engage in any other business activity that conflicts with his duties to the Company. The Appointee will advise the Chief Operating Officer or his or her nominee at such time as any activity of either the Company or another business presents to the Appointee with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. The Appointee will take whatever action as requested by the Company to resolve any conflict or appearance of conflict which the Company finds to exist.

12.3	Save as above, it is hereby agreed and acknowledged by the Parties that the holding by John Goggin of shares in each of Monitcom Limited, Minorplanet Systems Plc and Fleettrak 24/7 LLC will not constitute a breach of the provisions of this clause 12.

13	Inventions

13.1	If at any time in the course of his employment under this Agreement the Appointee (whether alone or with any other person or persons and whether or not during working hours) conceives or makes any Inventions, whether or not patentable, which either directly or indirectly:

(a)	relate to the business of the Company or any Associated Company;

(b)	result from tasks assigned to the Appointee by the Company;

(c)	are based on or derived from the Appointee’s knowledge of the actual or planned business activities of the Company or any Associated Company; or

(d)	are aided by the use of materials, facilities or information belonging to the Company or any Associated Company; the Appointee will promptly disclose to the Company full details, including, without limitation, drawings and models, of such Inventions.

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13.2	The Appointee agrees to assign (and to bind his heirs, executors and administrators, to assign) to the Company or to such of the Associated Companies as the Company may designate all Inventions covered by this clause 13.

13.3	Without further compensation but at the Company’s expense, the Appointee agrees to give all testimony and execute all patent applications, rights of priority, assignments and other documents and in general do all lawful things requested of him by the Company or any Associated Company to enable any of them to obtain, maintain and enforce its or their rights in and to the Inventions.

13.4	The Appointee recognises that any Invention which is conceived or made by him at any time from the date hereof up to and including the date which is one year after the Termination Date, howsoever arising, is likely to have been conceived in significant part in the course of his employment with the Company or an Associated Company. Accordingly, the Appointee agrees that any such Invention will be presumed to have been conceived in the course of his employment with the Company or any of its Associated Companies unless and until he establishes the contrary by clear and convincing evidence.

13.5	Decisions as to the patenting and exploitation of any Invention will be at the sole discretion of the Company.

13.6	The Appointee irrevocably appoints the Company to be his attorney in his name and on his behalf to execute documents, to use the Appointee’s name and to do all things which may be necessary or desirable for the Company to obtain for itself or its nominee the full benefit of the provisions of clause 13 above and a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority hereby conferred will be conclusive evidence that such is the case so far as any third party is concerned.

14	Copyright Works and Designs

14.1	The Appointee will promptly disclose to the Company all copyright works or designs originated, conceived, written or made by him alone or with others from and including the Commencement Date (except only those works originated, conceived, written or made by him wholly outside his normal working hours which are wholly unconnected with his employment) and will hold them in trust for the Company until such rights will be fully and absolutely vested in the Company.

14.2	The Appointee hereby assigns to the Company by way of future assignment all copyright, design rights and other proprietary rights (if any) for the full terms thereof throughout the world in respect of all copyright works and designs originated, conceived, written or made by the Appointee (except only those works or designs originated, conceived, written or made by the Appointee wholly outside his normal working hours which are wholly unconnected with his employment) during the continuance of this Agreement.

14.3	The Appointee hereby irrevocably and unconditionally waives in favour of the Company any and all moral rights conferred on him by law for any work in which copyright or design right is vested in the Company whether pursuant to sub-clause 14.2 above or otherwise.

14.4	The Appointee will, at the request and expense of the Company, do all things necessary or desirable to substantiate the rights of the Company under sub-clauses 14.2 and 14.3 above and will not knowingly do anything to imperil the validity of such rights.

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15	Termination / Severance

Except as otherwise provided below, if Appointee’s employment with the Company terminates for any reason, then (i) all vesting will terminate immediately with respect to the Appointee’s outstanding equity based awards not yet vested, (ii) all payments of compensation by the Company to the Appointee hereunder will terminate immediately (except as to salary earned up to and including the last day of employment and the annual bonus amounts already earned and declared but not yet paid for the prior calendar year, if any). In addition, the following terms will apply depending on the circumstances of the Appointee’s termination:

15.1	Termination without Cause or Resignation for Good Reason apart from a Change of Control If prior to or absent a Change of Control:

(a)	the Company terminates the Appointee’s employment without Cause; or

(b)	the Appointee resigns from employment for Good Reason,

then, subject to clauses 15.7 to 15.9, the Appointee will be entitled to the following less his statutory notice pay:

(i)	receive continuing payments as severance pay at a rate equivalent to his monthly salary, as then in effect, for six (6) months; and

(ii)	if the Appointee was participating in the Company’s group health plan immediately prior to the Termination Date, then subject to the Appointee electing and remaining eligible for participation under the plan in accordance with its terms and all applicable laws, the Company will pay the employer portion of the premiums for such plan(s) to the same extent as if the Appointee had remained employed by the Company during the six (6) month salary continuation period.

15.2	Termination without Cause or Resignation for Good Reason within six (6) months after a Change of Control

If within six (6) months after a Change of Control:

(a)	the Company terminates the Appointee’s employment with the Company without Cause; or

(b)	the Appointee resigns from employment for Good Reason,

then, subject to clauses 15.7 to 15.9, the Appointee will be entitled to the following less his statutory notice pay:

(i)	receive continuing payments as severance pay at a rate equal to his monthly salary, as then in effect, for twelve (12) months;

(ii)	if the Appointee was participating in the Company’s group health plan immediately prior to the Termination Date, then subject to the Appointee electing and remaining eligible for participation under the plan in accordance with its terms and all applicable laws, the Company will pay the employer portion of the premiums for such plan(s) to the same extent as if the Appointee had remained employed by the Company during the twelve (12) month salary continuation period; and

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(iii)	subject to the provisions of the Company’s stock option plan, 100% of any outstanding stock options not yet vested will become immediately vested upon the Termination Date or resignation.

15.3	Termination for Cause or Resignation without Good Reason

If the Appointee’s employment with the Company is terminated voluntarily by the Appointee (except upon resignation for Good Reason), or for Cause by the Company, then:

(a)	all vesting will terminate effective on the Termination Date with respect to the Appointee’s outstanding equity awards not yet vested;

(b)	all payments of compensation by the Company to the Appointee hereunder will terminate immediately (except as to salary earned up to and including the Termination Date and annual bonus amounts already earned and declared but not yet paid for the prior calendar year, if any); and

(c)	the Appointee will be eligible for severance benefits in accordance with the Company’s established policies then in effect, if any, for severance for employees terminated by the Company without Cause or who resign without Good Reason.

15.4	Termination upon Death or Disability

If the Appointee’s employment terminates due to the Appointee’s death or disability, then:

(a)	all payments of compensation by the Company to the Appointee hereunder will terminate immediately (except as to salary up to and including the Termination Date and annual bonus amounts already earned and declared but not yet paid for the prior calendar year, if any);

(b)	the Appointee will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect; and

(c)	in addition to the number of shares that have would have vested as of the Termination Date pursuant to the schedule set forth in applicable Equity Documents, a number of shares will vest equal to the number of shares which would have otherwise vested if the Appointee had remained employed with the Company up to and including six (6) months of the Termination Date.

For the purposes of this clause 15.4, the Appointee’s employment may be terminated as a result of disability if the Appointee is disabled and unable to perform the essential functions of the Appointee’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 120 days (which need not be consecutive) in any 12-month period. If any question will arise as to whether during any period the Appointee is disabled so as to be unable to perform the essential functions of the Appointee’s then existing position or positions with or without reasonable accommodation, the Appointee may, and at the request of the Company will, submit to the Company a certification in reasonable detail by a medical practitioner selected by the Company to whom the Appointee or the Appointee’s guardian has no reasonable objection as to whether the Appointee is so disabled or how long such disability is expected to continue, and such certification will for the purposes of this Agreement be conclusive of the issue. Notwithstanding the foregoing, such certification will not be used to circumvent or reduce the time period of 120 days in any 12-month period. The Appointee will co-operate with any reasonable request of the medical practitioner in connection with such certification. If such question will arise and the Appointee will fail to submit such certification within fifteen (15) days following a formal request by the Company, the Company’s determination of such issue will be binding on the Appointee. Nothing in this clause 15.4 will be construed to waive the Appointee’s rights, if any, under existing applicable laws.

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15.5	Upon termination of this Agreement howsoever arising the Appointee will forthwith upon the request of the Company, resign without claim for compensation from all offices held in the Company or any Associated Company and should he fail to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and do any documents or thing necessary or requisite to give effect thereto.

15.6	It is agreed by the Company and the Appointee that the termination of this Agreement in accordance with this clause 15 will for all purposes be treated as if it were for a substantial and sufficient reason of a kind justifying the dismissal of the Appointee and that the giving of notice in those circumstances will be treated as fair and reasonable.

15.7	The receipt of any severance payments, benefits or equity acceleration pursuant to this clause 15 (the “Severance Amount”) will be subject to the Appointee signing a release agreement in favour of the Company and related persons and entities in a form reasonably required by the Company (the “Release”) within 60 days following the Termination Date. No Severance Amount will be paid or provided unless the Release becomes fully effective. The Severance Amount will be paid in substantially equal instalments in accordance with the Company’s payroll practice over six (6) months, commencing within 60 days after the Termination Date; provided, however, that if the 60 day period begins in one calendar year and ends in a second calendar year, the Severance Amount will begin to be paid in the second calendar year.

15.8	Receipt of any Severance Amount pursuant to this clause 15 will be subject to the Appointee not violating the post termination provisions in this Agreement. In the event the Appointee breaches any such post termination provisions, the Company will, in addition to all other legal and equitable remedies, have the right to terminate or suspend the Severance Amount without affecting the Appointee’s Release or the Appointee’s obligations under the Release.

15.9	The Appointee will not be required to mitigate the Severance Amount contemplated by the Agreement, nor will any earnings that the Appointee may receive from any other source reduce any such Severance Amount.

16	Post-Termination Provisions

16.1	The Appointee acknowledges that:

(a)	the Company and each Associated Company has a compelling business interest in preventing the use or disclosure of the Confidential Business Information in the event that, after the termination of his employment with the Company or any of its Associated Companies, he goes to work for or becomes affiliated with a competitor of the Company or of any of the Associated Companies or otherwise engages in business activities that are competitive with the Businesses; and

(b)	the Company and the Associated Companies are engaged in a highly competitive business and that, by virtue of the position in which he is employed by the Company or any of its Associated Companies, his engaging in or working for or with any business which is directly or indirectly competitive with the Businesses will cause the Company and the Associated Companies great and irreparable harm.

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16.2	Accordingly, the Appointee covenants and agrees that he will not, directly or indirectly:

(a)	within the Restricted Area for a period of twelve (12) months after the Termination Date, without the prior written consent of the Board, in competition with the Company, engage, whether as director, officer, employee, consultant, partner, principal, agent or otherwise, or participate or be concerned or interested in any business or activity of a similar nature to or, wholly or partly, in competition with any of the Businesses or engage in preparations for any activity prohibited by this sub-clause 16.2(a);

(b)	within the Restricted Area for a period of twelve (12) months after the Termination Date, without the prior written consent of the Board, in competition with the Company, engage whether as director officer, employee, consultant, partner, principal, agent or otherwise, or participate or be concerned or interested in any business or activity (other than those to which sub-clause 16.2(a) above refers) which requires or might reasonably be thought by the Company to require him to publish, disclose or communicate in any manner or make use of any of the Confidential Business Information in order properly to discharge his duties to or to further his interest in such business.

16.3	Notwithstanding the provisions of sub-clause 16.2 should the Appointee desire to work for a competitor of the Company or of any Associated Company, or otherwise to compete with the Businesses or any of them following the Termination Date and prior to the expiry of the twelve (12) month period referred to in sub-clause 16.2, he agrees to give the Company not less than thirty (30) days advance notice, in writing, of his desire to engage in such competitive activity. In that event, the Company may agree, in its sole and unreviewable discretion, to waive its rights under sub-clause 16.2 above. The factors that the Company may consider in deciding whether to waive its rights under sub-clause 16.2 include, but are not limited to, the following:

(a)	the Appointee’s position and responsibilities with the Company or any of its Associated Companies;

(b)	the reason for the termination of the Appointee’s employment with the Company or any of its Associated Companies;

(c)	the length of time the Appointee was employed by the Company or any of its Associated Companies;

(d)	the nature of the Appointee’s new employment; and

(e)	the people or organisations affiliated with the planned competition.

16.4	The Appointee acknowledges that, by virtue of his employment with the Company or any of its Associated Companies, he will gain knowledge of the identity, characteristics and preferences of the Customers, among other Confidential Business Information, and that he would more likely than not have to draw on such Confidential Business Information if he were to solicit or service the Customers on behalf of a competing business enterprise. Accordingly, the Appointee covenants and agrees that he will not directly or indirectly:

(a)	for a period of twelve (12) months after the Termination Date in any capacity whatsoever seek any business, orders or custom for any Restricted Products or Restricted Services from any Customer with whom he had a material business relationship and/or in respect of whom he had Confidential Information;

(b)	for a period of twelve (12) months after the Termination Date in any capacity whatsoever accept any business, orders or custom for any Restricted Products or Restricted Services from any Customer with whom he had a material business relationship and/or in respect of whom he had Confidential Information.

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16.5	The Appointee also agrees that he will not directly or indirectly:

(a)	for a period of twelve (12) months after the Termination Date, in any capacity whatsoever, hire or solicit or entice away or seek to hire or entice away from the Company or any Associated Company any person who is and was at the Termination Date an employee of the Company with whom the Appointee had material contact or dealings during the course of his employment hereunder or any employee who had material contact with customers or suppliers of the Company during the course of his employment with the Company or any Associated Company, or any person who was a director or manager responsible for sales, or a director or manager responsible for marketing or products or technology and with whom the Appointee had contact or dealings during the course of his employment hereunder;

(b)	at any time after the Termination Date seek to disrupt or otherwise interfere with or prejudice the continuance of the supply of goods and/or services to the Company or any Associated Company or the terms of such supply;

(c)	at any time after the Termination Date represent himself or permit himself to be held out by any person, firm or company as being in any way connected with or interested in the Company or any Associated Company save to the extent of any shareholding in the Company or any Associated Company held by him for so long only as he holds the same;

(d)	at any time after the Termination Date disclose or communicate in any manner to any person, firm or company or make use of any of the Confidential Business Information (other than information which the Appointee is required to disclose by law).

16.6	In the event that the Appointee violates any of the provisions of clauses 10, 11, 12, 13, 14 or 15 and the Company initiates any proceeding against him in connection therewith, the time period of the restrictive covenants set forth above will be tolled until the final adjudication (by a court or arbitrator of competent jurisdiction) of any such proceedings.

16.7	If and when the Appointee departs from the Company, the Appointee may be required to attend an exit interview and sign an “Employee Exit Acknowledgement” to reaffirm his acceptance and acknowledgement of the obligations set forth in this Agreement. For twelve (12) months following termination of the Appointee’s employment, the Appointee will notify the Company of any change in his address and of each subsequent employment or business activity, including the name and address of his employer or other post-Company employment plans and the nature of his activities.

17	Health, Safety and Security

The Company will take all reasonable action to ensure the health and safety of its staff. As an employee, the Appointee will also have certain responsibilities and obligations to safeguard its health, safety and wellbeing and that of its colleagues, visitors and contractors. The Appointee should familiarise itself with the Company’s health and safety policy and safety statement. Please note that breaching these obligations could result in disciplinary action.

18	Tax Withholding

All payments made pursuant to this Agreement will be subject to the withholding of all applicable taxes, social insurance or national insurance or other similar contributions, amounts due under the PAYE or PRSI systems or any other deductions required by law.

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19	Acknowledgement of the Appointee

The Appointee hereby acknowledges that he considers the restrictions and agreements set out in clauses 10, 11, 12, 13, 14 and 16 to be fair, reasonable and necessary for the protection of the legitimate commercial interests of the Company and each of the Associated Companies, that the Company and the Associated Companies will suffer irreparable harm in the event of any actual or threatened breach by the Appointee of any of the provisions of clauses 10, 11, 12, 13, 14 or 16 and the payment of money alone would not cover the harm the breach would cause. It is hereby agreed that if any of the provisions of clauses 10, 11, 12, 13, 14 or 16 are held to be void or invalid but would not have been so held if part of the wording were deleted, the periods thereof reduced or area covered thereby reduced in scope or the extent thereof reduced or modified, then such provisions will apply with such modifications as may be necessary to make the same valid and enforceable.

20	Notices

20.1	Any notice required or permitted to be given under this Agreement will be given in writing delivered personally or sent by first class post pre-paid recorded delivery (air mail if overseas) to the party due to receive such notice at, in the case of the Company, its registered office address from time to time and, in the case of the Appointee, his address as set out in this Agreement (or such address as he may have notified to the Company in accordance with this sub-clause 20.1).

20.2	Any notice delivered personally will be deemed to be received when delivered to the address provided in sub-clause 20.1 and any notice sent by pre-paid recorded delivery post will be deemed (in the absence of evidence of earlier receipt) to be received two days after posting (six days if sent by air mail) and in proving the time of despatch it will be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted.

21	Disclosures

Any disclosure required to be made by the Appointee to the Company will be made in writing delivered personally or sent by first class post pre-paid recorded delivery to the Company’s registered office address from time to time.

22	Statutory Particulars

The further particulars of terms of employment not contained in the body of this Agreement which are required to be given to the Appointee by the Terms of Employment (Information) Act, 1994 are set out hereto.

23	Equal Opportunity and Sexual Harassment

The Company is committed to the principle of equal opportunity in the workplace and is committed to ensuring that the workplace should be free from sexual harassment. Any breach of this policy will be considered misconduct and may result in disciplinary proceedings or your employment being terminated. The Appointee also agrees to participate in and co-operate with the Company in any investigation of allegation of sexual harassment.

24	Miscellaneous

24.1	This Agreement contains the entire and only agreement and will govern the relationship between the Company and the Appointee from the Commencement Date in substitution for all previous agreements and arrangements whether written, oral or implied between the Company and the Appointee relating to the services of the Appointee all of which agreements and arrangements will be deemed to have been terminated by mutual consent with effect from the Commencement Date. The Appointee and the Company acknowledge that in entering into this Agreement neither has relied on any representation or undertaking by the other whether oral or in writing save as expressly incorporated herein.

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24.2	On termination of employment however arising the Appointee shall not be entitled to any compensation for the loss of any rights or benefits under any share option, long-term incentive plan or other profit sharing scheme operated by the Company or any Associated Company in which he may participate. For the avoidance of any doubt, no such right or benefit shall form part of the Appointees terms and conditions of employment hereunder.

24.3	The expiration or termination of this Agreement howsoever arising will not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after then and will be without prejudice to any accrued rights or remedies of the parties.

24.4	In the event of the termination of this Agreement by the Company for whatever reason the Appointee hereby agrees that any redundancy payment to which he may become entitled under the Minimum Notice and Terms of Employment Act 1973 including any statutory modification or re-enactment thereof at the time being in force will be applied in reduction of any other sums for which the Company may be liable to the Appointee by reason of such termination.

24.5	None of the terms of this Agreement may be amended, modified or altered except by a written agreement signed by the Appointee and the Company.

24.6	Neither this Agreement nor any rights or obligations under this Agreement will be assignable by the Appointee. This Agreement and the rights and obligations of the Company hereunder will be assignable by the Company.

24.7	The finding of a court of competent jurisdiction that any provision of this Agreement is illegal, invalid or unenforceable will not render any other provision of this Agreement illegal, invalid or unenforceable. Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

24.8	This Agreement will be binding upon and inure to the benefit of the heirs, executors, personal representatives, administrators or other legal representatives of the Appointee. This Agreement will be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

24.9	The rights granted to the Company hereunder extend to each of the Associated Companies and the undertakings given by the Appointee hereunder are given for the benefit of the Company and each of the Associated Companies. Accordingly, the Appointee hereby acknowledges and agrees that the rights of the Company and the undertakings given by him hereunder will be enforceable either by the Company and/or by all or any of the Associated Companies.

24.10	The failure of either party at any time to enforce any of the terms, covenants or conditions of this Agreement or to exercise any right hereunder will not constitute a waiver of the same or affect that party’s right thereafter to enforce the same.

24.11	No term, covenant or condition of this Agreement or any breach thereof will be deemed waived, except with the prior written consent of the party against whom the waiver is claimed and any waiver of any such term, covenant, condition or breach will not be deemed to be a waiver of any preceding or succeeding breach, whether of the same or any other term, covenant, condition or breach.

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24.12	The Appointee hereby confirms and acknowledges that prior to signing this Agreement he has had the full opportunity to consult with legal and other professional advisers of his choice as to the meaning of this Agreement and the rights and obligations which he has under this Agreement and he has a full understanding of the same.

24.13	Each of the parties hereby acknowledges that he or it and his or its legal advisers has reviewed and revised or had an opportunity to review and revise this Agreement and the normal rules of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

24.14	This Agreement may be executed in any number of counterparts, and thus consist of several documents in this form, each of which will be deemed to be an original and which together will constitute the same Agreement. This Agreement will become effective and dated on the latest date on which a signature is stated to have been made hereto.

24.15	The rights and remedies granted hereunder are in addition to, and not in lieu of, any rights or remedies which the Company and/or any Associated Company may have in law or in equity.

24.16	The validity, construction and performance of this Agreement and all non-contractual obligations arising from or connected with it will be governed by the laws of the Republic of Ireland and all disputes, claims or proceedings between the parties in relation thereto will be subject to the non-exclusive jurisdiction of the Irish Courts to which the parties irrevocably submit.

In witness whereof this Agreement has been entered into the day and year first above written.

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Statutory Particulars

Information relating to employment agreement required to be given by employer to employee pursuant to the Terms of Employment (Information) Act, 1994

Full Name of Employer:	See Service Agreement

Full Name of Employee:	See Service Agreement

Address of Employer in the State:	See Service Agreement

Place of Work or Statement re various places of work:	See Service Agreement

Title/Nature of Job/Work:	See Service Agreement

Date of commencement of employment:	See Service Agreement

If temporary employment, expected duration thereof; If fixed term, date on which contract expires:	Not applicable

Rate, or method of calculation of remuneration:	See Service Agreement

Intervals of remuneration:	See Service Agreement

Hours of work (including 0/T):	See Service Agreement

Paid leave terms:	See Service Agreement

Incapacity terms:	See Service Agreement

Pension/pension scheme term:	See Service Agreement

Notice required from employee to terminate, or method for determining period of notice:	See Service Agreement

Notice required from employer to terminate, or method for determining such periods of notice:	See Service Agreement

Collective Agreements affecting terms and conditions of employment:	None

Employment outside the State (Strike out if not applicable:

•    Period of employment outside the State

•    Currency of remuneration

•    Any benefits in cash or kind for the employee attendent on employment outside the State

•    Terms and conditions governing repatriation

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Dated: 9/20/2012

Signed:	/s/ Stephen Lifshatz
Employer

Copy for retention during employment and for one year thereafter.

Execution Copy

Signed by	/s/ Stephen Lifshatz
for and on behalf of

Fleetmatics lrl Limited

in the presence of:
/s/ Meaghan Alix
Witness

Address

Executive Assistant
Occupation

Signed by John Goggin	/s/ John Goggin

in the presence of:
/s/ Traci Falco
Witness

Address

Sales Administration
Occupation